FIVE-YEAR SUMMARY	Exhibit 99.1

(In Thousands, Except for Per Share Amounts and Footnote Data)

Year Ended December 31	2010	2009	2008	2007	2006
Results of Operations
Net sales	$2,362,764	$2,005,394	$2,467,115	$2,336,187	$2,368,506
Costs and expenses	1,947,916	1,819,114	2,246,198	2,026,300	2,191,022

Operating profit	414,848	186,280	220,917	309,887	177,484
Interest and financing expenses	(25,533)	(24,584)	(38,175)	(38,332)	(43,964)
Other income (expenses), net	2,788	(1,423)	601	6,264	(134)

Income before income taxes and equity in net income of unconsolidated investments	392,103	160,273	183,343	277,819	133,386
Income tax expense (benefit)	92,719	(7,028)	(6,539)	55,078	2,192

Income before equity in net income of unconsolidated investments	299,384	167,301	189,882	222,741	131,194
Equity in net income of unconsolidated investments (net of tax)	37,975	22,322	23,126	24,581	25,033

Net income	$337,359	$189,623	$213,008	$247,322	$156,227
Net income attributable to noncontrolling interests	(13,639)	(11,255)	(18,806)	(17,632)	(13,258)

Net income attributable to Albemarle Corporation	$323,720	$178,368	$194,202	$229,690	$142,969

Financial Position and Other Data
Total assets	$3,068,081	$2,771,557	$2,872,717	$2,841,018	$2,530,368
Operations:
Working capital	$984,021	$678,823	$740,556	$650,521	$477,905
Current ratio	3.70 to 1	2.92 to 1	2.69 to 1	2.57 to 1	1.99 to 1
Depreciation and amortization	$95,578	$100,513	$111,685	$106,855	$112,950
Capital expenditures	$75,478	$100,786	$99,736	$98,740	$99,847
Investments in joint ventures	$1,333	$—	$103	$—	$96
Acquisitions, net of cash acquired	$11,978	$4,017	$63,960	$17,929	$25,970
Research and development expenses	$58,394	$60,918	$67,292	$62,691	$46,299
Gross profit as a % of net sales	31.6	24.1	24.6	26.6	23.3
Total long-term debt	$860,910	$812,713	$932,264	$723,938	$732,590
Total equity(a)(d)	$1,475,746	$1,253,318	$1,116,483	$1,332,666	$1,062,877
Total long-term debt as a % of total capitalization (d)	36.8	39.3	45.5	35.2	40.8
Net debt as a % of total capitalization (b)(d)	17.1	27.6	36.8	29.2	33.9
Common Stock
Basic earnings per share(c)(e)	$3.54	$1.95	$2.12	$2.41	$1.51
Shares used to compute basic earnings per share (c)(e)	91,393	91,512	91,657	95,496	94,624
Diluted earnings per share(c)(e)	$3.51	$1.94	$2.09	$2.36	$1.47
Shares used to compute diluted earnings per share (c)(e)	92,184	92,046	92,741	97,396	97,136
Cash dividends declared per share(e)	$0.56	$0.50	$0.48	$0.42	$0.345
Total equity per share (a)(d)(e)	$16.11	$13.70	$12.27	$14.07	$11.20
Return on average total equity(d)	23.7%	15.1%	15.9%	19.2%	14.1%

Footnotes:

(a)	Equity reflects the repurchase of common shares amounting to: 2010—400,356; 2009—174,900; 2008—4,662,700; 2007—2,369,810 and 2006—1,130,890.

(b)	We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents.
(c)	On January 1, 2009, we adopted new accounting guidance associated with share-based payment transactions considered to be participating securities. This guidance states that unvested share-based payment awards that contain nonforfeitable rights to dividends, such as certain of our restricted stock awards, are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two-class method. In addition, the guidance requires all prior-period earnings per share data to be adjusted retrospectively, and as a result, all prior-period earnings per share data presented herein have been adjusted to conform to these provisions.
(d)	Effective January 1, 2009, we adopted new accounting guidance requiring noncontrolling interests to be separately presented as a component of equity. Prior years have been adjusted to conform to the new guidance.
(e)	On February 7, 2007, our Board of Directors approved a two-for-one stock split in the form of a share distribution. We distributed approximately 47.8 million shares of common stock on March 1, 2007, to shareholders of record as of February 20, 2007. The par value of the common stock remained at $0.01 per share. All share and per share amounts were retroactively adjusted to reflect this two-for-one stock split.